UUUFor Immediate Release

FROM:
Ameritrans Capital Corporation
For more information Contact:
Gary C. Granoff
(800) 214-1047

  AMERITRANS ANNOUNCES DIRECTOR RESIGNATIONS AND APPOINTMENT OF NEW DIRECTORS

New York, NY, December 22, 2005 - Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced that in order to remain in compliance with the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, requiring a majority of the Directors of the Company be "disinterested" and to effectuate certain additions to the Board, Paul Creditor and Lee Forlenza, resigned from the Board effective as of December 22, 2005. To fill the vacancies, the Board appointed Michael Feinsod and Ivan Wolpert, effective as of December 22, 2005. Mr. Feinsod and Mr. Wolpert will stand for election to the Board by the shareholders of the Company at the next annual meeting of the Company.

Mr. Creditor and Mr. Forlenza also resigned from the Board of Directors of Ameritrans' wholly owned subsidiary, Elk Associates Funding Corporation effective as of December 22, 2005. Mr. Feinsod and Mr. Wolpert are nominees to the Board of Elk Associates Funding Corporation pending approval by the SBA.

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary, Elk Associates Funding Corporation, was licensed by the United States Small Business Administration as a Small Business Investment Company
(SBIC) in 1980. The Company maintains its offices at 747 Third Avenue, 4PPPthPPP Floor, New York, NY 10017.

# # #

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.